Exhibit 10.158

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

INTEL/MICRON CONFIDENTIAL

BOISE SUPPLY AGREEMENT

This BOISE SUPPLY AGREEMENT (the “Agreement”), is made and entered into as of this 6th day of January, 2006 (the “Effective Date”), by and between IM Flash Technologies, LLC, a Delaware limited liability company (the “Joint Venture Company”) and Micron Technology, Inc., a Delaware corporation (“Micron”).

RECITALS

A.                                   The Joint Venture Company is engaged in the manufacture, assembly and test of NAND Flash Memory Products (as defined hereinafter) and desires additional capacity of NAND Flash Probed Wafers;

B.                                     Micron possesses the ability to manufacture Probed Wafers for NAND Flash Memory Products; and

C.                                     Micron desires to provide and the Joint Venture Company desires Micron to supply Probed Wafers to the Joint Venture Company upon the terms and subject to the conditions set forth in this Agreement (each, a “Party” and collectively, the “Parties”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows.

ARTICLE 1
DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1                                 Definitions. In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit A.

1.2                                 Certain Interpretive Matters.

(a)                                  Unless the context requires otherwise, (1) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (2) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (3) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (4) words in the singular include the plural and visa versa, (5) the term “including” means “including without limitation,” and (6) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual Section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States of America. All references to “day” or “days” will mean calendar days and all references to “quarter(ly)”, “month(ly)” or “year(ly)” will mean Fiscal Quarter, Fiscal Month or Fiscal Year, respectively, unless specifically identified otherwise.

(b)                                 No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.

ARTICLE 2
MICRON’S SUPPLY OBLIGATIONS

2.1                                 Micron’s Supply Obligations.

(a)                                  General. Micron will manufacture, sell and deliver to the Joint Venture Company Probed Wafers in accordance with the Specifications, Performance Criteria and the Manufacturing Plan as provided in the terms and conditions contained herein.

(b)                                 Micron Manufacturing Location. Unless otherwise agreed to by the Parties, all manufacture of Probed Wafers by Micron under this Agreement shall be performed at Micron’s NAND product line in Boise, Idaho (“NAND Product Line”).

2.2                                 Specifications. The Joint Venture Company shall provide the Specifications for the Probed Wafers supplied hereunder.

2.3                                 Performance Criteria. The Joint Venture Company and Micron shall develop mutually agreed Performance Criteria to evaluate Micron’s performance hereunder. The initial Performance Criteria are set forth on Schedule 2.3 and the Parties shall further define such Performance Criteria within sixty (60) days of the Effective Date.

2.4                                 Micron’s Manufacturing Process and Control. The Joint Venture Company and Micron will review Micron’s control and process mechanisms, including but not limited to such mechanisms that are designed to be utilized in meeting or exceeding all parameters of the Specification and the Performance Criteria with respect to the supply of Probed Wafers hereunder for the Joint Venture Company. The Parties agree to work together in good faith to define mutually agreeable control and process mechanisms relating to the following areas: [***].

2.5                                 [***]. In addition to the quarterly review and monthly report requirements set forth in ARTICLES 3 and 5, Micron will promptly notify the Joint Venture Company of all [***].

2.6                                 Equipment. Micron shall utilize certain existing equipment to provide the manufacturing capacity to support the initial Manufacturing Plan as defined in the LLC Operating Agreement. Micron will procure additional manufacturing equipment as specified in Schedule 2.6 (“Additional Equipment”), which is required to meet the Manufacturing Plan hereunder.

2.7                                 Maskworks. Masks required to manufacture the Probed Wafers will either be provided by the Joint Venture Company or purchased by Micron hereunder. Such masks will only be used to produce Probed Wafers for the Joint Venture Company. If the Joint Venture Company does not provide the masks required hereunder, then the Joint Venture Company shall provide to Micron in a timely manner all of the information, in the form typically required, for Micron to purchase the required masks. Masks will be repaired and replaced solely at mask operations which have been approved by the Joint Venture Company, which approval shall not be unreasonably withheld. While Micron will have possession of masks hereunder, the Joint Venture Company or one of its Members will retain title to such masks and of any underlying copyrights, maskworks, or other intellectual property.

2.8                                 Materials. Unless otherwise provided by the Joint Venture Company, Micron shall be responsible for providing all materials required for the manufacture and supply the Probed Wafers hereunder. All such materials procured by Micron shall be included in the pricing set forth on Schedule 4.6. Micron shall endeavor to manage the entire supply chain hereunder, including equipment, materials, systems, and subcontractors, if any, to create efficiency and maximize the Performance Criteria. To the extent that the Joint Venture Company desires to provide certain materials hereunder, the Parties shall work together in good faith on the timing and manner of providing such materials so as it can be accommodated within Micron’s business and manufacturing systems.

2.9                                 Traceability and Data Retention. Micron and the Joint Venture Company shall review Micron’s traceability systems in regards to manufacturing processing information [***]. The Parties shall agree upon the data to be traced through such system and which data shall be available with real-time access or otherwise. Micron agrees to maintain such data for a minimum of [***]  from the date of manufacture of the Probed Wafer lot. [***] to the same extent that such access is available to Micron, subject to system limitations related to the exclusion of non-NAND data. The Joint Venture Company may provide its customers with such data, subject to any confidentiality requirements.

2.10                           Business Continuity Plan. Micron and the Joint Venture Company will review Micron’s Business Continuity Plan as it relates to Micron’s supply of Probed Wafers hereunder. If the Joint Venture Company requests any changes or additions to Micron’s existing Business Continuity Plan, the Parties shall work together in good faith to resolve any such requests. The Joint Venture Company may provide Micron’s Business Continuity Plan to its customers, subject to any confidentiality requirements.

2.11                           Compliance with Customer Requirements. The Joint Venture Company will inform Micron in writing of any auditable supplier requirements for Probed Wafers supplied hereunder, which are requested by the Joint Venture Company’s customers. Micron and the Joint Venture Company shall work together in good faith to resolve any such requests.

2.12                           Equivalency of Operations. Micron will cooperate in good faith with the Joint Venture Company in connection with any transfer of Semiconductor Manufacturing Technology by the Joint Venture Company to Micron for Micron’s use in connection with the production of Probed Wafers as such technology transfers may be required pursuant to other Joint Venture Documents and, to the extent applicable hereto, to establishing similar baseline performance for common Products at facilities operated or subcontracted by the Joint Venture Company. Such efforts will include the provision of up to date equivalency materials (including correlation wafers), data and information, as applicable.

2.13                           Secondary Silicon. To the extent any Secondary Silicon is produced in the course of Micron’s supplying the Probed Wafers under this Agreement, it shall be provided by Micron to the Joint Venture Company, which shall provide the Secondary Silicon to the Members in accordance with the Sharing Interests at the time. Micron shall provide forecast and quantity reports on Secondary Silicon to the Joint Venture Company, to the extent that such are reasonably available. ALL SECONDARY SILICON PROVIDED HEREUNDER IS PROVIDED “AS IS,” “WHERE IS” WITH ALL FAULTS AND DEFECTS BASIS WITHOUT WARRANTY OF ANY KIND.

2.14                           Option to Designate WIP. As soon as practicable following the Joint Venture Company’s written request, Micron will ensure that WIP in the NAND Line will be designated for specified customers from Wafer Start. If the Joint Venture Company does not elect to have WIP so designated, Micron will designate the WIP for specified customers after Probe Testing. Custom product, if any, shall be designated by Micron for the Joint Venture Company’s specified customers from Wafer Start.

ARTICLE 3
PLANNING MEETINGS, FORECASTS AND MANUFACTURING PLAN

3.1                                 Planning and Forecasting.

(a)                                  Micron shall furnish the Joint Venture Company with a forecast on a Fiscal Quarter basis, on a schedule agreed by the Parties, which includes the following information, collectively the (“Planning Forecast”):

[***].

(b)                                 Proposed Loading Plan. Based on the Planning Forecast, the Joint Venture Company shall develop a [***] Proposed Loading Plan, which will be a proposed loading plan for Probed Wafers for such period (“Proposed Loading Plan”). The Joint Venture Company shall provide Micron with the Proposed Loading Plan at least [***] ([***]) days prior to its review by the Manufacturing Committee.

(c)                                  Quarterly Review of Manufacturing Plan. The Joint Venture Company will submit the Proposed Loading Plan, the Planning Forecast and other requested information to the Manufacturing Committee for endorsement. Once endorsed by the Manufacturing Committee, the Proposed Loading Plan shall become the adopted Manufacturing Plan for provision of Probed Wafers hereunder.

3.2                                 Performance Reviews and Reports. Micron and the Joint Venture Company shall meet each Fiscal Quarter to discuss the Performance Criteria and the most recent monthly report. Micron shall provide the Joint Venture Company a monthly report, on a date to be agreed by the Parties, which will include the following information:

(a)                                  Describes [***];

(b)                                 Describes [***];

(c)                                  Describes [***]; and

(d)                                 Identifies [***].

3.3                                 Performance Reviews. The Parties shall hold monthly meetings on dates agreed by the Parties, with the primary purpose of such monthly meetings to be the [***].

ARTICLE 4
PURCHASE AND SALE OF PRODUCT

4.1                                 Product Quantity. The intent of the Parties is that the Joint Venture Company shall order and purchase from Micron [***] of Probed Wafers [***]. [***].

4.2                                 Placement of Purchase Orders. Prior to the commencement of every Fiscal Quarter or another time period agreed by the Parties, the Joint Venture Company shall place a non-cancelable blanket purchase order in writing (via e-mail or facsimile transmission) for the Probed Wafers to be supplied by Micron in the following Fiscal Quarter as indicated in the Manufacturing Plan (each such order, a “Purchase Order”). The Joint Venture Company may issue change orders to such Purchase Orders to reflect changes in the Manufacturing Plan, provided that such changes can be reasonably accommodated within Micron’s NAND operations, without disrupting the on-going production in a manner that negatively impacts the previously placed Purchase Orders. The Joint Venture Company and Micron will work to accommodate any such changes and minimize the impact upon the Micron’s NAND operations. The Joint Venture Company may also request special engineering or hot lots in accordance with Section II (e) of Schedule 4.6. In the case of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order or other document issued by the Joint Venture Company or Micron in connection with this Agreement or any addition to any terms and condition in this Agreement in any such documents, the terms and conditions of this Agreement shall control.

4.3                                 Shortfall. Micron shall promptly notify the Joint Venture Company in writing of any inability to meet a Purchase Order commitment to the Joint Venture Company.

4.4                                 Acceptance of Purchase Order. Each Purchase Order that corresponds to the Manufacturing Plan in the manner contemplated by Section 4.2 and, and is otherwise free of errors, shall be deemed accepted by Micron upon receipt and shall be binding on the Parties, to the extent not inconsistent with the Manufacturing Plan.

4.5                                 Content of Purchase Orders. Each Purchase Order shall specify the following regarding the Probed Wafers:

(a)                                  Purchase Order number;

(b)                                 Description and part number for each Probed Wafer;

(c)                                  Ordered quantity of each different product for the period;

(d)                                 Projected Price for period covered by the Purchase Order;

(e)                                  Requested delivery date;

(f)                                    Place of delivery; and

(g)                                 Other terms (if any).

4.6                                 Pricing. Pricing for the Probed Wafers shall be pursuant to Schedule 4.6, attached hereto and incorporated herein by this reference.

4.7                                 Taxes.

(a)                                  General. All sales, use and other transfer taxes imposed directly on or solely as a result of the sale of products and payments therefore provided herein shall be stated separately on Micron’s invoice, collected from he Joint Venture Company and shall be remitted by Micron to the appropriate tax authority (“Recoverable Taxes”), unless the Joint Venture Company provides valid proof of tax exemption. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which collection and remittance of taxes by the Joint Venture Company is required by law, Micron shall have sole responsibility for payment of said taxes to the appropriate tax authorities. In the event such taxes are Recoverable Taxes and Micron does not collect tax from the Joint Venture Company or pay such taxes to the appropriate governmental entity on a timely basis, and is subsequently audited by any tax authority, liability of the Joint Venture Company will be limited to the tax assessment for such Recoverable Taxes, with no reimbursement for penalty or interest charges or other amounts incurred in connection therewith. Notwithstanding anything herein to the contrary, taxes other than Recoverable Taxes shall not be reimbursed by the Joint Venture Company, and each Party is responsible for its own respective income taxes (including franchise and other taxes based on net income or a variation thereof), taxes based upon gross revenues or receipts, and taxes with respect to general overhead, including but not limited to business and occupation taxes, and such taxes shall not be Recoverable Taxes.

(b)                                 Withholding Taxes. In the event that the Joint Venture Company is prohibited by law from making payments to Micron unless the Joint Venture Company deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then the Joint Venture Company shall duly withhold and remit such taxes and shall pay to Micron the remaining net amount after the taxes have been withheld. Such taxes shall not be Recoverable Taxes and the Joint Venture Company shall not reimburse Micron for the amount of such taxes withheld.

4.8                                 Invoicing. Micron shall invoice the Joint Venture Company on a monthly basis in accordance with the pricing provided in Schedule 4.6. All amounts owed under this Agreement are stated, calculated and shall be paid in United States Dollars. Except as otherwise specified in this Agreement, the Joint Venture Company shall pay Micron for the amounts due, owing, and duly invoiced under this Agreement within [***] ([***]) days following delivery of an invoice therefore to such place as Micron may reasonably direct therein.

4.9                                 Payment to Vendors. Micron shall be responsible for and shall hold the Joint Venture Company harmless for any and all payments to Micron’s vendors or suppliers utilized in the performance of this Agreement.

4.10                           Delivery, Title and Risk of Loss. The Joint Venture Company shall hold title to all Prime Wafers prior to Wafer Start and all WIP and Probed Wafers thereafter. Micron shall hold risk of loss or damage to Prime Wafers, WIP and Probed Wafers until the Probed Wafers are tendered to the carrier for shipment or transferred to the assembly location, if Micron is performing the assembly services.

4.11                           Packaging and Shipping. The packaging of the Probed Wafers supplier hereunder shall be in conformance with: (i) the Specifications, as applicable; (ii) the Joint Venture Company’s reasonable instructions; (iii) general industry standards to ensure resistance to damage that may occur during transportation. Micron shall mark all shipping containers with necessary lifting, handling, and shipping information, Purchase Order number, date of shipment, and the names of the Joint Venture Company and applicable customer, is any. If no instructions are given, Micron shall select the most cost effective carrier, given the time constraints known to Micron. At the Joint Venture Company’s request, Micron will provide drop-shipment of Probed Wafers to the Joint Venture Company’s customers or as otherwise directed by the Joint Venture Company.

4.12                           Shipment Charges. In order to ensure timely and complete shipment of Probed Wafers to the Joint Venture Company, Micron shall arrange for shipping to the Joint Venture Company’s customer or assembly services provider. To the extent that the shipping charges, insurance, taxes, customs charges and any fees and duties in connection with such shipment are not charged to directly to a Joint Venture Company account, Micron shall pay such costs and invoice them to the Joint Venture Company under the appropriate services agreement between the Parties.

4.13                           Customs Clearance. Upon the Joint Venture Company’s request, Micron will promptly provide the Joint Venture Company with a statement of origin for all Probed Wafers and with applicable customs documentation for Probed Wafers wholly or partially manufactured outside of the country of import.

ARTICLE 5
VISITATIONS, AUDITS AND MANAGEMENT REVIEWS

5.1                                 Visits. Micron will support the Joint Venture Company’s and its customers’ reasonable requests for visits to the NAND Product Line utilized hereunder for the supply of Probed Wafers for the purpose of reviewing performance of production of Probed Wafers, including requests for further information and assistance in troubleshooting performance issues. Such requests shall be reasonably granted by Micron so long as such visits and meetings do not unduly interfere with Micron’s operations and business affairs.

5.2                                 Inventory Audit. Micron will grant reasonable access to the Joint Venture Company’s personnel or appointed auditors to conduct an annual inventory audit of the inventory of WIP and Probed Wafers. Such annual audit shall be coordinated by Micron according to its standard inventory procedures and shall be conducted in such a manner as to minimize disruptions to the performance Micron’s operations and business affairs. Any such annual audit will be pre-scheduled to coincide with a monthly, quarterly or yearly cut-off as reported by Micron or as otherwise agreed to by both Parties.

5.3                                 Performance Audit. The Joint Venture Company representatives shall be allowed to visit Micron’s NAND Product Line during normal working hours upon reasonable advanced written notice to Micron for the purposes of auditing the processes and compliance with any requirements set forth in this Agreement. Upon completion of the audit, Micron and the Joint Venture Company shall work in good faith to agree to an audit closure plan, which will be documented in the audit report issued by the Joint Venture Company. If the Joint Venture Company requests any changes or additions to Micron’s existing process and control mechanisms, the Parties shall work together in good faith to resolve any such requests.

5.4                                 Audit of Pricing and Additional Equipment. The Joint Venture Company reserves the right to have Micron’s books and records related to the pricing of Probed Wafers and the purchase of Additional Equipment hereunder inspected and audited not more than [***] during any Fiscal Year to ensure compliance with Schedules 2.6 and 4.6 of this Agreement in regards to pricing of the Probed Wafers. Such audit will be performed by an independent third party auditor acceptable to both Parties at the Joint Venture Company’s expense. If the Parties cannot agree, the Joint Venture Company may select one of the major internationally recognized audit firms, which is not the auditor for either of the Joint Venture Company’s customers. The Joint Venture Company shall provide [***] ([***]) days advance written notice to Micron of its desire to initiate an audit and the audit shall be scheduled so that it does not adversely impact or interrupt Micron’s business operations. If the audit reveals any material discrepancies, Micron or the Joint Venture Company shall reimburse the other, as applicable, for any material discrepancies within [***] ([***]) days after completion of the audit. The results of such audit shall be kept confidential by the auditor and only the discrepancies shall be reported to the Parties and its customers, and be limited to the (i) discrepancies identified by the audit, (ii) results of the physical inspection of the Additional Equipment;  and, (iii) subject to any limitations imposed by law, results regarding purchase and utilization of such Additional Equipment. Notwithstanding the foregoing, any auditor reports shall not disclose any Micron pricing or terms of purchase for any purchases of materials or equipment hereunder to the Joint Venture Company’s customers other than Micron, absent written agreement from the customers’ respective legal counsel. If any audit reveals a material discrepancy, the Joint Venture Company may increase the frequency of such audits to quarterly for the subsequent [***] ([***]) month period.

ARTICLE 6
REPRESENTATIONS; WARRANTIES; HAZARDOUS MATERIALS;
DISCLAIMER

6.1                                 Product Warranty. Micron warrants that the Probed Wafers supplied hereunder:

(a)                                  conform in all material aspects to the agreed Specification;

(b)                                 are free from defects in materials or workmanship; and

(c)                                  free of liens and encumbrances, not including any express or implied warranty of non-infringement and Micron has the necessary right, title, and interest to provide the Probed Wafers to the Joint Venture Company.

Each of the warranties Sections 6.1 (a), (b) and (c) shall survive any delivery, inspection, acceptance, payment, or resale of the Probed Wafers.

6.2                                 Warranty Claims. Within a period of time, [***] for the NAND Flash Memory Product produced from the Probed Wafers at issue [***] of the Probed Wafers at issue to the Joint Venture Company (“Warranty Notice Period”), the Joint Venture Company shall notify Micron if it believes that any Probed Wafers do not meet the Probed Wafers warranty set forth in Section 6.2. The Joint Venture Company shall return such Probed Wafers to Micron as directed by the Joint Venture Company. If a Probed Wafer is determined not to be in compliance with such warranty, then the Joint Venture Company shall be entitled to return such Probed Wafer and cause Micron to replace at Micron’s expense or, at the Joint Venture Company’s option, receive a credit or refund of any monies paid to Micron in respect of such Probed Wafer, [***]. The basis for such refund or credit shall be [***]. THE FOREGOING REMEDY IS [***].

6.3                                 Inspections. The Joint Venture Company may, upon reasonable advance written notice, request samples of WIP hereunder for purposes of determining compliance with the Specifications and Performance Criteria hereunder, provided that the provision of such samples shall not materially impact Micron’s NAND Product Line or its ability to meet delivery requirements under any accepted Purchase Order. Prior to requesting such samples, the Joint Venture Company shall use good faith efforts to determine compliance using alternative methods, including but not limited to the review of data provided pursuant to Section 2.9. Any samples provided hereunder shall be: (i) limited in quantity to the amount reasonably necessary for the purposes hereunder; (ii) included in the pricing; and (iii) included in any performance requirements, if any. Micron shall provide reasonable assistance for the safety and convenience of the Joint Venture Company in obtaining the samples in such manner as shall not unreasonably hinder or delay Micron’s performance.

6.4                                 Hazardous Materials.

(a)                                  If Probed Wafers provided hereunder include Hazardous Materials as determined in accordance with applicable law, Micron represents and warrants that Micron and Micron’s employees, agents, and subcontractors, if any, actually working with such materials in supplying the Probed Wafers hereunder to the Joint Venture Company shall be trained in accordance with applicable law regarding the nature of and hazards associated with the handling, transportation and use of such Hazardous Materials, as applicable to Micron.

(b)                                 To the extent required by applicable law, Micron shall provide the Joint Venture Company with Material Safety Data Sheets (MSDS) either prior to or accompanying any delivery of Probed Wafers to the Joint Venture Company.

6.5                                 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 6, MICRON HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHERWISE, WITH RESPECT TO THE PROBED WAFERS PROVIDED UNDER THIS AGREEMENT. THE WARRANTIES WILL NOT APPLY TO: (i) ANY WARRANTY CLAIM OR ISSUE, OR DEFECT TO THE EXTENT CAUSED BY ITEMS PROVIDED OR SPECIFIED BY, THROUGH OR ON BEHALF OF THE JOINT VENTURE COMPANY OR ANY COMMITTEE OF THE MEMBERS HEREUNDER, [***]; OR (ii) ANY OF THE PROBED WAFERS THAT HAVE BEEN REPAIRED OR ALTERED, EXCEPT AS AUTHORIZED BY MICRON OR WHICH WERE SUBJECTED TO MISUSE, NEGLIGENCE, ACCIDENT OR ABUSE.

ARTICLE 7
CONFIDENTIALITY

7.1                                 Protection and Use of Confidential Information. All information provided, disclosed or obtained in connection with this Agreement or the performance of any of the Parties’ activities under this Agreement shall be subject to all applicable provisions of the Confidentiality Agreement. Furthermore, the terms and conditions of this Agreement shall be considered “Confidential Information” under the Confidentiality Agreement for which each Party is considered a “Receiving Party” under such agreement. To the extent there is a conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall control.

ARTICLE 8
INDEMNIFICATION

8.1                                 Mutual General Indemnity. Subject to ARTICLE 9, each Party (“Indemnifying Party”) shall indemnify, defend and hold harmless the other Party (“Indemnified Party”) from and against any and all Indemnified Losses based on or attributable to any Third Party Claim or threatened Third Party Claim arising under this Agreement and as a result of the Indemnifying Party’s negligence, gross negligence or willful misconduct of the Indemnifying Party or any of its respective officers, directors, employees, agents or subcontractors. Notwithstanding the foregoing, this Section 8.1 shall not apply to any claims or losses based on or attributable to intellectual property infringement.

8.2                                 General Procedures. Promptly after the receipt by any Indemnified Party of a notice of any Third Party Claim that an Indemnified Party seeks to be indemnified under this Agreement, such Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party, stating in reasonable detail the nature and basis of each allegation made in the Third Party Claim and the amount of potential Indemnified Losses with respect to each allegation, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party with respect to such Third Party Claim upon written notice to the Indemnified Party delivered within [***] ([***]) days after receipt of the particular notice from the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Indemnifying Party of such Third Party Claim and prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim; (ii) the Indemnified Party shall not file any papers or, other than in connection with a settlement of the Third Party Claim, consent to the entry of any judgment without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). Whether or not the Indemnifying Party shall have assumed the defense of the Indemnified Party for a Third Party Claim, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any consent to the entry of judgment or settlement entered into with respect to such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(a)                                  Equitable Remedies. In the case of any Third Party Claim where the Indemnifying Party reasonably believes that it would be appropriate to settle such Third Party Claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Joint Venture Company), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(b)                                 Treatment of Indemnification Payments; Insurance Recoveries. Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Indemnified Losses (net of any premiums paid by such Indemnified Party under the relevant insurance policy), each Party agreeing;  (i) to use all reasonable efforts to recover all available insurance proceeds; and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Indemnifying Party to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, the amount of such insurance proceeds actually recovered by the Indemnified Party shall be promptly paid to the Indemnifying Party.

(c)                                  Certain Additional Procedures. The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any Third Party Claim for indemnity by the Indemnified Party and in otherwise resolving such matters. The Indemnified Party shall cooperate in the defense by the Indemnifying Party of each Third Party Claim (and the Indemnified Party and the Indemnifying Party agree with respect to all such Third Party Claim that a common interest privilege agreement exists between them), including:, (i) permitting the Indemnifying Party to discuss the Third Party Claim with such officers, employees, consultants and representatives of the Indemnified Party as the Indemnifying Party reasonably requests; (ii)  providing to the Indemnifying Party copies of documents and samples of products as the Indemnifying Party reasonably requests in connection with defending such Third Party Claim; (iii)  preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases of the Joint Venture Company and relating to matters pertinent to the conduct of the Joint Venture Company under the Indemnified Party’s custody or control in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the Indemnifying Party; (iv) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other third party request for documents or interviews and testimony; (v) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other third party request for documents; and (vi) except to the extent inconsistent with the Indemnified Party’s obligations under applicable law and except to the extent that to do so would subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions, unless ordered by a court to do otherwise, not producing documents to a third party until the Indemnifying Party has been provided a reasonable opportunity to review, copy and assert privileges covering such documents.

ARTICLE 9
LIMITATION OF LIABILITY

9.1                                 Damages Limitation. SUBJECT TO SECTION 9.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH DAMAGES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, AND EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE THAT TO THE EXTENT A CLAIM ARISES UNDER THIS AGREEMENT, THE CLAIM SHALL BE BROUGHT UNDER THIS AGREEMENT.

9.2                                 Damages Cap. SUBJECT TO SECTION 9.3 AND SPECIFICALLY EXCLUDING ANY AMOUNTS DUE EITHER PARTY UNDER SECTIONS III AND/OR IV OF SCHEDULE 4.6, IF EITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY MATTER RELATING TO OR ARISING FROM THIS AGREEMENT, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, WARRANTY, EQUITY, NEGLIGENCE, INTENDED CONDUCT OR OTHERWISE (INCLUDING ANY ACTION OR CLAIM ARISING FROM AN ACT OR OMISSION, NEGLIGENT OR OTHERWISE, OF THE LIABLE PARTY), THE AMOUNT OF DAMAGES RECOVERABLE AGAINST THE LIABLE PARTY WITH RESPECT TO ANY BREACH, PERFORMANCE, NONPERFORMANCE, ACT OR OMISSION HEREUNDER WILL NOT EXCEED AN AMOUNT [***].

9.3                                 Exclusions and Mitigation. Sections 9.1 and 9.2 will not apply to either Party’s breach of ARTICLE 7, and Section 9.2 shall not apply to the Joint Venture Company’s payment obligations for Probed Wafers. Each Party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other Party is responsible.

9.4                                 Losses. Except as provided under Section 8.1 the Joint Venture Company and Micron each shall be responsible for Losses to their respective tangible personal or real property (whether owned or leased), and each Party agrees to look only to their own insurance arrangements with respect to such damages. The Joint Venture Company and Micron waive all rights to recover against each other, including each Party’s insurers’ subrogation rights, if any, for any loss or damage to their respective tangible personal property or real property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. Notwithstanding the foregoing, in the event of Losses hereunder involving a property, transit or crime event or occurrence that: (i) is insured under Micron’s insurance policies; (ii) a single insurance deductible applies; and (iii) the loss event or occurrence affects the insured ownership or insured legal interests of both Parties, then the Parties shall share the cost of the deductible in proportion to each Party’s insured ownership or legal interests in relative proportion to the total insured ownership or legal interests of the Parties.

ARTICLE 10
TERM AND TERMINATION

10.1                           Term. The term of this Agreement commences on the Effective Date and continues until the earlier of: (i) five (5) years from the Effective Date, (ii) termination by mutual agreement of the Parties; or (iii) termination by either Party pursuant to Section 10.3 (such period of time, the “Term”). [***]. In addition, upon a [***] pursuant to the LLC Operating Agreement, the [***]. Notwithstanding the foregoing, in the event of such a [***] pursuant to the LLC Operating Agreement, all payments [***].

10.2                           Renewal Terms. The Parties may extend the term of this Agreement beyond the expiration of the initial term as set forth in Section 10.1(i) upon mutual agreement.

10.3                           Termination for Cause. Either party may terminate this Agreement for cause if the other party materially breaches this Agreement and fails to cure the same within one hundred eighty (180) days after receipt of written notice from the non-breaching party. In the event that the Joint Venture Company terminates the Agreement for cause hereunder, the Probed Wafer Output Performance Metric in Section III-V of Schedule 4.6 shall be the Joint Venture Company’s sole remedy for such termination. Notwithstanding any provision to the contrary, if Micron terminates the Agreement for cause hereunder, Sections III-V of Schedule 4.6 shall not survive termination and neither the Joint Venture Company nor any of its Members shall be entitled to any payments there under commencing with the date of the Joint Venture Company’s material breach, which resulted in the termination for cause hereunder.

10.4                           Survival. Termination of this Agreement shall not affect any of the Parties’ respective rights accrued or obligations owed before termination, including any rights or obligations of the Parties in respect of any accepted Purchase Orders existing at the time of termination. In addition, the following shall survive termination of this Agreement for any reason: Sections 4.7, 4.8, 5.4, 6.2, 6.5 and 7.1 and ARTICLES 7, 8, 9, and 11. The survival of Sections III - V of Schedule 4.6 shall be governed by Section 10.3 and Section V of Schedule 4.6.

ARTICLE 11
MISCELLANEOUS

11.1                           Force Majeure Events. The Parties shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by a Force Majeure Event. A Force Majeure Event shall operate to excuse a failure to perform an obligation hereunder only for the period of time during which the Force Majeure Event renders performance impossible or infeasible and only if the Party asserting Force Majeure as an excuse for its failure to perform has provided written notice to the other party specifying the obligation to be excused and describing the events or conditions constituting the Force Majeure Event. As used herein, “Force Majeure Event” means the occurrence of an event or circumstance beyond the reasonable control of the Party failing to perform, including, without limitation, (a) explosions, fires, flood, earthquakes, catastrophic weather conditions, or other elements of nature or acts of God; (b) acts of war (declared or undeclared), acts of terrorism, insurrection, riots, civil disorders, rebellion or sabotage; (c) acts of federal, state, local or foreign governmental authorities or courts; (d) labor disputes, lockouts, strikes or other industrial action, whether direct or indirect and whether lawful or unlawful; (e) failures or fluctuations in electrical power or telecommunications service or equipment; and (f) delays caused by the other Party’s nonperformance hereunder.

11.2                           Assignment. Except as otherwise provided in the Joint Venture Documents, neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either Party in whole or in part to any other Person, other than a Wholly-Owned Subsidiary of such Party, without the prior written consent of the non-assigning Party. Any purported assignment in violation of the provisions of this Section shall be null and void and have no effect. This Agreement shall be binding upon and inure to the benefit of the permitted successors and permitted assigns of each Party hereto.

11.3                           Compliance with Laws and Regulations. Each of the Parties shall comply with, and shall use reasonable efforts to require that its respective subcontractors comply with, Applicable Laws relating to this Agreement and the performance of a Party’s rights hereunder.

11.4                           Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five (5) Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

In the case of the Joint Venture Company:

IM Flash Technologies, LLC

1550 East 3400 North

Lehi, UT 84043

Attention:  David A. Baglee; Rodney Morgan

Facsimile: (801) 767-5370

In the case of Intel:

Intel Corporation

2200 Mission College Blvd.

Mail Stop SC4-203

Santa Clara, CA 95054

Attention:  General Counsel

Facsimile: (408) 653-8050

with a copy to:

Intel Corporation

2200 Mission College Blvd.

Mailstop RN6-46

Santa Clara, CA 95054

Attention:  [***]

Facsimile:  [***]

In the case of Micron:

Micron Technology, Inc.

8000 S. Federal Way
Boise, ID 83707-0006

Attention:  General Counsel
Facsimile: (208) 368-4540

Either Party may change its address for notices upon giving ten (10) days written notice of such change to the other Party in the manner provided above.

11.5                           Waiver. The failure at any time of a Party to require performance by the other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by the other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

11.6                           Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

11.7                           Third Party Rights. Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

11.8                           Amendment. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the Parties to this Agreement.

11.9                           Entire Agreement. This Agreement and the applicable provisions of the Confidentiality Agreement, which are incorporated herein and made a part hereof, together with the Exhibits and Schedules hereto and the agreements and instruments expressly provided for herein, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

11.10                     Choice of Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

11.11                     Jurisdiction; Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in a state or federal court of competent jurisdiction located in the State of Delaware, and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

11.12                     Headings. The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

11.13                     Compliance with Policies. Each Party and its employees, contractors or other representatives shall observe and be subject to all safety, security and other policies and regulations regarding visitors and contractors while on site at a facility of the other Party or its Affiliate. A Party’s employees, contractors or other representatives who access any facility of the other Party or its Affiliate shall not interfere with, and except as otherwise agreed by the Parties, shall not participate in the Party’s business or operations.

11.14                     Insurance. Without limiting or qualifying Micron’s liabilities, obligations, or indemnities otherwise assumed by Micron pursuant to this Agreement, Micron shall maintain with companies acceptable to the Joint Venture Company:

(a)                                  Commercial General Liability with limits of liability not less than $[***] per occurrence and including liability coverage for bodily injury or property damage (1) assumed in a contract or agreement pertaining to Micron’s business and (2) arising out of Micron’s products, Services, or work. Micron’s insurance shall be primary with respect to liabilities assumed by Micron in this Agreement to the extent such liabilities are the subject of Micron’s insurance, and any applicable insurance maintained by the Joint Venture Company shall be excess and non-contributing. The above coverage shall name Parent as additional insured as respects Micron’s work or services provided to or on behalf of Parent.

(b)                                 Automobile Liability Insurance with limits of liability not less than $[***] per accident for bodily injury or property damage.

(c)                                  Statutory Workers’ Compensation coverage, including a Broad Form All States Endorsement in the amount required by law, and Employers’ Liability Insurance in the amount of $[***] per occurrence. Such insurance shall include mutual insurer’s waiver of subrogation.

11.15                     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the Parties hereto as of the Effective Date.

MICRON TECHNOLOGY, INC.		IM FLASH TECHNOLOGIES, LLC

By:	/s/ STEVEN R. APPLETON	By:	/s/ DAVID A. BAGLEE
Name: Steven R. Appleton		Name: David A. Baglee
Title: Chief Executive Officer and President		Title: Authorized Officer

		By:	/s/ RODNEY MORGAN
Name: Rodney Morgan
Title: Authorized Officer

THIS IS THE SIGNATURE PAGE FOR THE BOISE SUPPLY AGREEMENT
ENTERED INTO BY AND BETWEEN MICRON TECHNOLOGY, INC. AND IM
FLASH TECHNOLOGIES, LLC

EXHIBIT A

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth below:

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Business Continuity Plan” means a plan to recover the production process in the event of a natural disaster or any other event that disrupts the production process or the ability to meet its delivery commitments or satisfy customer orders.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in the State of Delaware are authorized or required by Applicable Law to be closed.

“Confidentiality Agreement” means that Mutual Confidentiality Agreement by and among the Joint Venture Company, Micron and Intel Corporation dated as of the Effective Date.

“Capacity” means the rate of output (defined in terms of units per time period), at a particular point in time, at which a particular facility or set of facilities of Micron (or of a third party on Micron’s behalf) is capable of producing such units.

“Cycle Time” means the time required to process a unit through a portion of the manufacturing process (e.g., FAB, assembly, or final test) or through the manufacturing process as a whole.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Excursion” means an occurrence, either during production or after customer delivery, that is outside normal historical behavior as established by both Parties in writing in the applicable Specification which may impact performance, Quality and Reliability, or customer delivery commitments for Probed Wafers, NAND Flash Memory Product or Known Good Die.

“Fiscal Month” means any of the twelve financial accounting months within Micron’s Fiscal Year.

“Fiscal Quarter” means any of the four financial accounting quarters within Micron’s Fiscal Year.

“Fiscal Year” means the fiscal year of Micron for financial accounting purposes.

“Flash Memory Integrated Circuit” means a non-volatile memory integrated circuit that contains memory cells that are electrically programmable and electrically erasable whereby the memory cells consist of one or more transistors that have a floating gate, charge-trapping regions or any other functionally equivalent structure utilizing one or more different charge levels (including binary or multi-level cell structures), together with any on-chip control, I/O and other support circuitry.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Hazardous Materials” means dangerous goods, chemicals, contaminants, substances, pollutants or any other materials that are defined as hazardous by relevant local, state, national, or international law, regulations and standards.

“Indemnified Party” shall mean any of the following to the extent entitled to seek indemnification under this Agreement: Micron and the Joint Venture Company, and their respective Affiliates, officers, directors, employees, agents, assigns and successors.

“Indemnified Losses” shall mean all direct, out-of-pocket liabilities, damages, losses, costs and expenses of any nature incurred by an Indemnified Party, including reasonable attorneys’ fees and consultants’ fees, and all damages, fines, penalties and judgments awarded or entered against an Indemnified Party, but specifically excluding any special, consequential or other types of indirect damages.

“Indemnifying Party” shall mean the Party owing a duty of indemnification to another Party with respect to a particular Third Party Claim.

“Intel” means Intel Corporation, a Delaware corporation.

“Joint Venture Company” means IM Flash Technologies, LLC, a Delaware limited liability company that is the subject of the Joint Venture Documents.

“Joint Venture Documents” means that certain Master Agreement by and between Intel Corporation and Micron dated November 18, 2005, and each agreement referenced therein (whether directly or indirectly through reference in any of such referenced agreements).

“Indemnified Party” shall mean any of the following to the extent entitled to seek indemnification under this Agreement: Intel, Micron, the Joint Venture Company, and their respective Affiliates, officers, directors, employees, agents, assigns and successors.

“Indemnified Losses” shall mean all direct, out-of-pocket liabilities, damages, losses, costs and expenses of any nature incurred by an Indemnified Party, including reasonable attorneys’ fees and consultants’ fees, and all damages, fines, penalties and judgments awarded or entered against an Indemnified Party, but specifically excluding any special, consequential or other types of indirect damages.

“Indemnifying Party” shall mean the Party owing a duty of indemnification to another Party with respect to a particular Third Party Claim.

“Losses” mean, collectively, any and all insurable liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Manufacturing Committee” means the Manufacturing Committee as defined in Section 8.6 of the LLC Operating Agreement.

“Manufacturing Plan” means the manufacturing plan developed pursuant to Section 8.5(b) of the LLC Operating Agreement.

“Members” means Micron and Intel.

“Micron” means Micron Technology, Inc., a Delaware corporation.

“NAND Flash Memory Integrated Circuit” means a Flash Memory Integrated Circuit, where the memory cells included in the Flash Memory Integrated Circuit are arranged in groups of serially connected memory cells (each such group of serially connected memory cells called a “string”) in which the drain of each memory cell of a string (other than the first memory cell in the string) is connected in series to the source of another memory cell in such string, the gate of each memory cell in such string is directly accessible, and the drain of the uppermost bit of such string is coupled to the bitline of the memory array.

“NAND Flash Memory Product” means any NAND Flash Memory Wafer, NAND Flash Memory Die or NAND Flash Memory Die Package.

“Party” and “Parties” shall have the meaning set forth in the Recitals to this Agreement.

“Performance Criteria” means[***].

“Person” means any neutral person, corporation, joint stock company, limited liability company, association, partnership, firm joint venture, organization, individual, business, trust, estate or any other entity or organization of any kind or character from any form of association.

“Price” shall have the meaning as set forth on Schedule 4.6.

“Probe Testing” means testing, using a wafer test program as set forth in the applicable Specifications, of a wafer that has completed all processing steps deemed necessary to complete the creation of the desired NAND Flash Memory Integrated Circuits in the die on such wafer, the purpose of which test is to determine how many and which of the die meet the applicable criteria for such die set forth in the Specifications.

“Prime Wafer” means the raw silicon wafers required, on a product-by-product basis, for the manufacturer.

“Probed Wafer” means a Prime Wafer that has been processed to the point of containing NAND Flash Memory Integrated Circuits organized in multiple semiconductor die and that has undergone Probe Testing to the level requested by the Joint Venture Company, but before singulation of said die into individual semiconductor die.

“Products” means a Probed Wafer, Known Good Die, or NAND Flash Memory Product, or such other products that are manufactured by or for the Joint Venture Company.

“Purchase Order” shall have the meaning set forth in Section 3.3 hereof.

“Quality and Reliability” or “Q&R” means building and sustaining relationships which assess, anticipate, and fulfill the quality and reliability standards as set forth in the Specification or Manufacturing Plan for products and other areas of the Joint Venture or its facilities (including, environmental health and safety, environmental compliance, employment law).

“Receiving Party” shall have the meaning set forth in the definition of Confidential Information.

“Secondary Silicon” shall mean a Prime Wafer that has been processed to the point of containing NAND Flash Memory Integrated Circuits organized in multiple semiconductor die and that has undergone Probe Testing: (a) would otherwise constitute a Probed Wafer but for failure to achieve qualification and (b) otherwise conform to the applicable Secondary Silicon Specifications.

“Specifications” means those data sheet specifications used to describe, characterize, and define the quality and performance of NAND Flash Memory Products, Known Good Die and Probed Wafers, including any interim performance specifications at Probe Testing or other testing, as such specifications may be determined from time to time by the Joint Venture Company in accordance with the Joint Venture Documents.

“Term” shall have the meaning set forth in Section 10.1 hereof.

“Third Party Claim” shall mean any claim, demand, action, suit or proceeding, and any actual or threatened lawsuit, complaint, cross-complaint or counter-complaint, arbitration or other legal or arbitral proceeding of any nature, brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled, by any Person other than Intel, Micron, the Joint Venture Company and Affiliates of the foregoing, against an Indemnified Party, in each case alleging entitlement to any Indemnified Losses pursuant to any indemnification obligation under this Agreement.

“Warranty Claim Period” shall have the meaning set forth in Section 6.4 hereof.

“WIP” means work in process. This includes all wafers and product in wafer fabrication, sort, assembly, and/or final test, including prime and secondary wafers, and all completed product units not yet delivered to the Joint Venture Company.

“Yield” means anticipated output of Probed Wafers from WIP at a particular point in time, including line yield, die yield, assembly yield and final testing yield.

SCHEDULES

Schedule 2.3	Performance Criteria

Schedule 2.6	Additional Equipment

Schedule 2.6(A)	Form Of Addendum To Agreement

Schedule 2.6 (B)	Additional Equipment

Schedule 4.6	Prepaid, Pricing And Performance Metrics

Schedule 4.6(A)	Cost Forecast

Schedule 4.6(B)	Projected Output